EXHIBIT 10.83

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

          This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of December 11, 2002, by and between Wynn Resorts, Limited (“Employer”) and John Strzemp (“Employee”).  Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

          WHEREAS, Employer and Employee have entered into that certain Employment Agreement, dated as of September 9, 2002 (the “Agreement”); and

          WHEREAS, the Agreement provides for Employer to pay Employee a Base Salary of Four Hundred Fifty Thousand Dollars ($459,000.00) until the expiration date of October 31, 2004, unless the Base Salary is increased at the discretion of Employer’s Board of Directors; and

          WHEREAS, Employer is willing and Employee desires to extend the Term of the Agreement on the terms and pursuant to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, the parties hereto agree as follows:

          1.          Section 6 of the Agreement is hereby amended to read as follows:

“6. TERM. Unless sooner terminated as provided in this Agreement, the Term of the Agreement shall commence on the Effective Date and terminate at the end of the day on October 31, 2005.”

          2.          Effective November 1, 2002, Subsection 8(a) of the Agreement is hereby amended to read as follows:

            “(a)          BASE SALARY.          Employer hereby covenants and agrees to pay to Employee, and Employee hereby covenants and agrees to accept from Employer, a base salary at the rate of Five Hundred Nine Thousand Dollars ($509,000.00) per annum during the Term, payable in such weekly, bi-weekly or semi-monthly installments as shall be convenient to Employer (the “Base Salary”).  Employee’s Base Salary shall be exclusive of and in addition to any other benefits which Employer, in its sole discretion, may make available to Employee, including, but not limited to, those benefits described in Subparagraphs 8(b) through (e) of this Agreement.  Employee’s Base Salary shall be subject to merit review by Employer’s Board of Directors periodically, and may be increased, but not decreased, as a result of any such review.”

          3.          Other Provisions of Original Letter of Intent.  Notwithstanding any of the foregoing, the parties hereto acknowledge that the Agreement is being modified only as stated herein, and agree that nothing else in the Agreement shall be affected by this Amendment.  Specifically, nothing in this Amendment is intended to alter the vesting date of any restricted stock heretofore granted or promised to be granted by Employer to Employee.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

WYNN RESORTS, LIMITED		EMPLOYEE

By:	/s/ MARC D. SCHORR	/s/ JOHN STRZEMP

	Marc D. Schorr Chief Operating Officer	John Strzemp